Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2026
(millions, except per share amounts)
Operating Revenue	$18,119

Operating Expenses	14,303

Income from operations	3,816

Other income (expense)	1,448

Interest and related charges	2,152

Income from continuing operations including noncontrolling interest before income tax expense	3,112

Income tax expense	442

Net Income From Continuing Operations Including Noncontrolling Interest	2,670

Net Income (Loss) From Discontinued Operations Including Noncontrolling	(16)
Interest

Net Income Including Noncontrolling Interests	2,654

Noncontrolling Interests	120

Net Income Attributable to Dominion Energy	$2,534

Amounts Attributable to Dominion Energy
Net income from continuing operations	$2,550
Net income (loss) from discontinued operations	(16)
Net income attributable to Dominion Energy	$2,534

EPS – Basic
Net income from continuing operations	$2.89
Net income (loss) from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$2.87

EPS – Diluted
Net income from continuing operations	$2.88
Net income (loss) from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$2.86

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2026
(millions)
Operating Revenue	$13,452

Operating Expenses	9,814

Income from operations	3,638

Other income (expense)	303

Interest and related charges	978

Income before income tax expense	2,963

Income tax expense	542

Net Income Including Noncontrolling Interests	2,421

Noncontrolling Interests	120

Net Income Attributable to Virginia Power	$2,301